EXHIBIT 10.7


                                    AGREEMENT

This agreement ("Agreement") is made this 19th day of April, 2002 by and between Vivendi Universal Games Inc. (formerly Vivendi Universal Interactive Publishing North America, Inc.) ("VIVENDI"), a Delaware corporation with offices at 6080 Center Drive, Los Angeles, California, 90045, and INTERPLAY ENTERTAINMENT CORP., a Delaware corporation with offices at 16815 Von Karman Avenue, Irvine, California 92606 ("INTERPLAY"), and Shiny Entertainment, Inc., a California corporation ("SHINY" and, together with Interplay, the "SELLER PARTIES," and together with Vivendi, the "PARTIES").

     The Parties expect to enter into a more formal agreement with respect to distribution in the form of an amended and restated version of that certain Distribution Agreement, dated August 23, 2001, between Seller and Vivendi, as amended (the "DISTRIBUTION AGREEMENT"), which will be mutually satisfactory to both Interplay and Vivendi (collectively, the "DEFINITIVE AGREEMENT"). Notwithstanding the foregoing or anything else to the contrary, this Agreement shall be deemed valid and legally binding, irrespective of whether or not the Definitive Agreement is ever entered into between the parites. In such event, the Distribution Agreement dated August 23, 2001, shall remain in full force and effect except to the extent that agreement is expressly modifed herein. Unless otherwise defined herein, terms used herein shall bear the same respective meanings ascribed to such terms in the Distribution Agreement.

     The parties' agreement to the terms set forth herein is expressly subject to any and all conditions set forth herein and is expressly conditioned on the Interplay's sale of Shiny and Closing (as defined herein) on or before April 30, 2002.

     In consideration of the mutual terms, conditions and covenants hereinafter set forth, the Parties agree as follows:

CONDITION PRECEDENT             The  obligations of the Parties  contained
                                herein are conditioned on: (i) the sale of Shiny such that Interplay's current ratio as defined per GAAP (including but not limited to, accruals for litigation fees, claims, assessments and loss contingencies) immediately following closing of the sale of Shiny (the "Closing")
                                (including any and all payments to be made by Interplay to any third parties out of proceeds of the sale of Shiny) being equal to or greater than 1.0, (the "CURRENT RATIO"); (ii) receipt of the Closing Payment (as defined below) by Vivendi at Closing; (iii) the delivery to Vivendi of a fully executed Request for Dismissal by Interplay with prejudice as to all parties of its Cross-Complaint (as defined below); and (iv) the delivery to Interplay of a


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                                fully executed Request for Dismissal by Vivendi
                                with prejudice as to all parties of the
                                Universal Action (as defined below)
                                (collectively, the "Condition(s) Precedent").

PAYMENT TO VIVENDI AT CLOSE     $6,500,000, to be paid to Vivendi at the Closing
                                (the "CLOSING PAYMENT"). For the avoidance of doubt, in the event that all funds provided herein are not released from escrow to Vivendi or if Vivendi does not receive such funds for any reason, then Interplay expressly acknowledges and agrees that this agreement shall be null and void and the Distribution
                                Agreement (including Vivendi's rights and claims with respect to Shiny, the Shiny Assets, and the Matrix) shall remain in full force and effect.
                                The Closing Payment will be treated as a recoupment of Advances paid by Vivendi to Interplay under the Distribution Agreement.
                                Vivendi will retain its existing security interest in the assets of Interplay until it has recouped 100% of the Advances paid to Interplay in connection with the Distribution Agreement, but will, simultaneously with the satisfaction of the Conditions Precedent stated herein, release any and all of Vivendi's claims and security interests in and as to (a) Interplay's equity interest in Shiny, (b) all assets owned, licensed to or developed by Shiny as of the Closing, (c) the titles "Matrix" in all forms and formats and for all platforms, (d) the character engine identified as the Messiah tessellation engine developed for the video gamed titled "Messiah" (the "MESSIAH ENGINE") and the character engine derived from the Messiah Engine for the video game entitled
                                "Sacrifice," each used by Shiny and Interplay
                                (and transferred by Interplay to Shiny), (e) the interactive computer software and video games entitled "Wild 9", "R/C Stunt Copter",
                                "Messiah", "Sacrifice", "MDK", "MDK2",
                                "Earthworm Jim", "Earthworm Jim 2", "Earthworm
                                Jim 2: Menace 2 The Galaxy" and "Earthworm Jim
                                3D," in all forms and formats and for all platforms, and (f) all tools, engines, copyrights, trademarks,


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                                patents, graphics, code, documentation,
                                licenses, or other programs or intellectual property rights related to the foregoing items
                                (a) through (f) (collectively, the "SHINY
                                ASSETS").

DISTRIBUTION AGREEMENT TO       1)  Vivendi will continue to have exclusive
REMAIN UNCHANGED IN ALL             distribution rights (excluding online
ASPECTS, EXCEPT AS FOLLOWS:         rights), in the United States and its
                                    possessions, Canada, South America,
                                    South Africa, Korea Taiwan and Australia
                                    (the "VIVENDI TERRITORIES") to three
                                    titles: a) IceWind Dale 2 PC; b) Hunter
                                    Xbox; c) RLH PS2; (each a "NEW SELECTED
                                    TITLE" and collectively, the "NEW
                                    SELECTED TITLES"). The term of Vivendi's exclusive rights to each of these products shall be reduced to twelve-months from delivery of each New
                                    Selected Title, which term shall include a "sell-off" period of six-months for inventory manufactured on or before the expiration of such 12 month term.

                                2)  With respect to the New Selected Titles
                                    above, Vivendi's distribution rights
                                    will remain in effect (and Interplay
                                    will take all actions that are
                                    reasonable and necessary to ensure such
                                    rights remain in effect) in the event
                                    Interplay directly or indirectly sells,
                                    transfers, assigns, encumbers, or
                                    licenses any of the New Selected Titles
                                    or development studios holding such New
                                    Selected Titles in any manner.

                                3)  Vivendi will continue to have exclusive
                                    rights to sell Interplay products
                                    currently in distribution by Vivendi
                                    (including Baldur's Gate: Dark Alliance
                                    PS2, but not including the titles
                                    included in the Shiny Assets)(the "BACK
                                    CATALOG TITLES"). Vivendi will continue
                                    to have exclusive distribution rights
                                    (excluding online rights) in the Vivendi
                                    Territories to the Back Catalog Titles
                                    (including Baldur's Gate: Dark Alliance
                                    PS2), per the terms of the existing
                                    Distribution


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                                    Agreement, as amended. The term of
                                    Vivendi's distribution rights to the Back
                                    Catalog Titles shall expire on December
                                    31, 2002, plus an additional six
                                    month "sell-off" period for inventory
                                    manufactured on or before December 31,
                                    2002, in accordance with the existing
                                    Distribution Agreement.

                                4)  Other than the New Selected Titles and
                                    the Back Catalog Titles, Vivendi will
                                    NOT retain any rights under the
                                    Distribution Agreement to distribute any
                                    Interplay products.

                                5)  Vivendi will keep all Dark Alliance PS2
                                    proceeds that would otherwise be paid to Interplay commencing with the royalty statement covering the period from February 24, 2002 through March 30, 2002 ("DARK ALLIANCE INTERPLAY PROCEEDS"). The Dark Alliance Interplay Proceeds will be treated as a recoupment of Advances paid by Vivendi to Interplay under the Distribution Agreement. For clarity, upon recoupment of 100% of the Advances, all Dark Alliance Interplay Proceeds shall be paid to Interplay in accordance with Section 6 of the Distribution Agreement. Interplay will pay in a timely fashion all third party royalties owed by Interplay or its affiliates on such proceeds. Interplay acknowledges and agrees that (as between Interplay and Vivendi) Vivendi has no responsibility with respect to such third party royalties. Interplay shall indemnify Vivendi with respect to any and all losses or costs incurred by Vivendi with respect to any claims made by such third parties.

                                6)  In the event that (1) any New Selected
                                    Title is not timely delivered to Vivendi or; (2) any Back Catalog Title is terminated (by reason other than the normal expiration of Interplay's rights thereto under any third party license) by


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                                    a third party such that Vivendi is
                                    precluded from distributing such Back
                                    Catalog Title(s), then in addition to
                                    all other rights and remedies Vivendi
                                    may have pursuant to the Distribution
                                    Agreement, at law or in equity and
                                    without waiving any rights or claims,
                                    Vivendi may deduct from the Interplay
                                    Proceeds Vivendi's remaining unrecouped
                                    Advances paid by Vivendi to Interplay
                                    under the Distribution Agreement, in an
                                    amount equal to Vivendi's projected
                                    recoupment from such New Selected Title
                                    or Back Catalog Title, as applicable,
                                    with respect to such title. Throughout
                                    the term(s) stated herein, Interplay
                                    shall not have the right to terminate,
                                    take any action the result of which
                                    would be a termination of Vivendi's
                                    rights, or otherwise preclude Vivendi
                                    from its exclusive distribution rights
                                    as set forth in the Distribution
                                    Agreement, as amended with respect to
                                    any New Selected Title or Back Catalog
                                    Title.

VIVENDI SPECIAL RESERVE         Vivendi will maintain a Special Reserve equal to
                                5% of Net Sales from Back Catalog Titles, which amount will be returned to Interplay in full within twenty (20) days following the date that Vivendi recoups all Advances paid under the Distribution Agreement. In the event that Vivendi does not recoup the full amount of all Advances paid under the Distribution
                                Agreement(s), as amended, then Vivendi shall apply the Special Reserve against all unrecouped amounts, and shall remit any remaining amounts of the Special Reserve to Interplay within thirty (30) days of the date that Vivendi actually recoups the full amount of all Advances.

RELEASE OF CLAIMS AGAINST       Immediately upon the satisfaction of the
INTERPLAY AND SHINY             Conditions Precedent, Vivendi irrevocably and
                                unconditionally releases and forever discharges
                                Interplay and Shiny, and each of their
                                respective employees, directors,


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                                officers, subsidiaries, stockholders,
                                successors-in-interest, and assigns from any and all claims and interests in or to or relating to any Shiny Assets and from any and all, existing and, to the extent arising from the actions of the parties on or prior to the Closing, future causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind and character, whether known or unknown, suspected or unsuspected, existing as of the date hereof and as at the date of the Closing (other than claims arising under this Agreement, the Distribution Agreement as amended hereby (excluding claims arising under the Distribution Agreement prior to the Closing), or the Definitive Agreement), which Vivendi (and/or its affiliates) has or may have against Interplay and/or Shiny, or either of them, with respect to the Distribution Agreement, the sale of Shiny, the Shiny Assets, the Universal Action (as defined below) or the Cross-Complaint (as defined below). Vivendi hereby, for itself, its affiliates, and for its attorneys, legal representatives, agents, successors-in-interest and assigns, expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California and does so understanding and acknowledging the significance and consequences of such specific waiver of
                                Section 1542. Vivendi acknowledges that it is familiar with the provision of California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Notwithstanding the foregoing, the releases set forth herein shall expressly not include a release of any claims arising under this Agreement, or arising


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                                following the Closing under the Distribution
                                Agreement as amended hereby.

                                For the avoidance of doubt, immediately upon the satisfaction of the Conditions Precedent, Vivendi expressly acknowledges and agrees that it (i) has no rights with respect to Shiny or the Shiny Assets under the Distribution Agreement; (ii) irrevocably and unconditionally releases and forever discharges Shiny of all obligations under the Distribution Agreement and any and all other agreements to which Vivendi is a party and by which Shiny or any of the Shiny Assets are bound, or otherwise pledged as collateral/security and (iii) releases any and all liens, encumbrances and/or other security interests held by it or any of its affiliates in and to any portion of the Shiny Assets in accordance with the terms below.

RELEASE OF CLAIMS AGAINST       Immediately upon the satisfaction of the
VIVENDI                         Conditions Precedent, Interplay irrevocably and
                                unconditionally releases and forever discharges
                                Vivendi, and its respective employees,
                                directors, officers, subsidiaries, stockholders, successors-in-interest, and assigns, from all claims and interests relating to (i) Vivendi's performance under the Distribution Agreement prior to the Closing (excluding, however, Vivendi's obligations to Interplay with respect to accrued but unpaid proceeds due under the Distribution Agreement) or (ii) the conduct of Vivendi in connection with the sale of Shiny or the Shiny Assets, and (iii) except for rights described in the parentheses in the immediately preceding clause (i) the performance of the Distribution Agreement and the terms of this Agreement, from any and all, existing and, to the extent arising (directly or indirectly) from the actions of the parties on or prior to the Closing, future causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind and character, known and unknown, suspected or unsuspected, existing as of the


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                                date hereof and as at the date of the Closing,
                                which Interplay (and/or Shiny) has or may have against Vivendi, directly or indirectly, with respect to the Distribution Agreement, the sale of Shiny, the Shiny Assets, the Universal Action or the Cross-Complaint. Interplay hereby, for itself, its affiliates, and for its, attorneys, legal representatives, agents, successors-in-interest and assigns, expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequences of such specific waiver of Section 1542. Interplay acknowledges that it is familiar with the provision of California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Notwithstanding the foregoing, the releases set forth herein shall expressly not include a release of any claims arising under this Agreement, or arising following the Closing under the Distribution Agreement as amended hereby.

ADDITIONAL COVENANTS            1.  Immediately upon the satisfaction of the
                                Conditions Precedent, Vivendi hereby (i) acknowledges and agrees that all liens, encumbrances and/or other security interests held by Vivendi or any of its affiliates in and to any or all of the Shiny Assets, arising from, related to or granted in connection with the Distribution Agreement shall automatically
                                (without any further action by any person) terminate, (provided, however, that as set forth above, Vivendi shall retain, at all times, all liens, encumbrances and/or security interests in all


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                                other assets and property of Interplay), and
                                (ii) upon reasonable request by Interplay and at Interplay's expense, acknowledges and agrees to provide to Interplay, prior to the Closing, any documents reasonably necessary to terminate all liens, encumbrances and/or other security interests held by Vivendi or any of its affiliates in and to any portion of the Shiny Assets.

                                2.  Except as otherwise provided herein,
                                Interplay agrees that Interplay will use the proceeds from the Shiny sale solely to make payments (i) to third parties, including Vivendi, in connection with or as may be required by the various transactions comprising and related to the Shiny sale, (ii) to pay creditors, and (iii) to pay ordinary course operating expenses, and that it will not use the proceeds of the Shiny sale to redeem any equity securities or to make any dividend until all creditor claims that are beyond customary terms as of the Closing have been satisfied or scheduled for subsequent payment by agreement with the applicable creditor and Interplay has sufficient capital for its contemplated business and to satisfy its obligations as they come due.

                                3. Interplay acknowledges that (i) the sale of Shiny is conditioned on, among other things, the release by Vivendi of its security interests and claims in the Shiny Assets, (ii) it would not be able to consummate a sale of Shiny without such release, and (iii) Vivendi's security interests in the Shiny Assets are valid, perfected and enforceable. Interplay acknowledges that the consideration being provided to Vivendi under this Agreement, including, without limitation, the Closing Payment, is on account of and commensurate with this release.

LAWSUIT FILED FEBRUARY 7,       Universal has filed a complaint against
2002 WITHDRAWN                  Interplay in the Superior Court of the State


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                                of California, County of Orange, Case No.
                                02CC02650 (hereinafter referred to as the "UNIVERSAL ACTION"). Vivendi will (i) deliver at Closing, and in satisfaction of the Conditions Precedent, a fully executed Request for Dismissal of the Universal Action, with prejudice as to all parties, and thereafter promptly cause same to be filed with the clerk of the Superior Court. Within two (2) days following the Closing, Vivendi will notify the Superior Court to take the Motion (as defined below) off calendar, with prejudice.

CROSS-COMPLAINT FILED           Interplay has filed a cross-complaint against
MARCH 29, 2002 WITHDRAWN        Vivendi in the Superior Court of the State of
                                California, County of Orange, Case No. 02CC02650 hereinafter referred to as the
                                "CROSS-COMPLAINT"). Interplay will deliver to
                                Vivendi at Closing, and in satisfaction of the Conditions Precedent, a fully executed Request for Dismissal to dismiss the Cross-Complaint, with prejudice as to all parties, and thereafter promptly cause same to be filed with the clerk of the Superior Court.

VIVENDI TO AGREE TO TAKE        Universal has filed a Notice Motion for a
APPLICATION FOR                 Preliminary Injunction (the "MOTION") against
INJUNCTION OFF CALENDAR.        Interplay in the Superior Court of the State of
                                California, County of Orange, Case No. 02CC02650 which shall be withdrawn and taken off calendar with prejudice as described above.


GOVERNING LAW; FORUM            This Agreement and the Definitive Agreement will
SELECTION; CONSENT TO           be governed by California law, and will provide
JURISDICTION                    that an arbitration in Los Angeles County,
                                California will be the sole and exclusive forum for any litigation between the parties.


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ALTERNATIVE DISPUTE             This Agreement and the Definitive Agreement
RESOLUTION                      provide for binding arbitration of any disputes,
                                to be held in Los Angeles County, California, under the rules and procedures specified by CPR
                                Institute for Dispute Resolution, and before one of its arbitrators.

ATTORNEYS' FEES                 This Agreement and the Definitive Agreement
                                provide for an award of actual attorneys' fee and other expenses to the prevailing party in any action/proceeding in connection with the Definitive Agreement.

INTEGRATION                     The terms agreed upon herein together with the
                                Distribution Agreement, escrow agreement, escrow instructions, and the Definitive Agreement
                                (including all schedules, exhibits attached thereto) constitute the entire agreement between the parties and supercedes all prior written and oral agreements and understandings with respect to the subject matter set forth herein. Subject to the terms contained herein, both parties acknowledge and agree that the terms and conditions of the Distribution Agreement shall remain in full force and effect.


 INTERPLAY ENTERTAINMENT CORP.           VIVENDI UNIVERSAL GAMES, INC.


By: /S/ HERVE CAEN                       By:  /S/ EDWARD ZINSER
   -------------------------------          -----------------------------------
   Herve Caen                                Edward Zinser
   Title:  Chief Executive Officer           Title: Chief Financial Officer


SHINY ENTERTAINMENT, INC.


By:     /S/ DAVID PERRY
   ---------------------------------
   David Perry
   Title: President


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